Exhibit 8.2

SunEdison Semiconductor Limited 11 Lorong 3 Toa Payoh #04-00 Singapore 319579	BY EMAIL

SENDER’S REF	RECIPIENT’S REF	DATE	PAGE
TSY/325138/00001	—	June 30, 2015	1/3

SECONDARY OFFERING OF ORDINARY SHARES OF SUNEDISON SEMICONDUCTOR LIMITED

Dear Sirs,

Background

1.	We have acted as Singapore legal counsel to SunEdison Semiconductor Limited, a limited liability company incorporated under the laws of the Republic of Singapore (the “Company”) in connection with the registration of 15,935,828 ordinary shares of no par value (the “Securities”) under the Securities Act of 1933, as amended with the U.S. Securities and Exchange Commission (the “Offering”). In connection with the Offering, SunEdison International, Inc., Samsung Electronics Co., Ltd., Samsung Fine Chemicals Co., Ltd. (the “Selling Shareholders”) and the Company have entered into an underwriting agreement (the “Underwriting Agreement”) dated June 24, 2015 with Deutsche Bank Securities Inc. as representative of the several underwriters named therein.

2.	For the purposes of this opinion letter, we have reviewed the following documents:

(a)	the registration statement on Form S-3 (File No. 333-204596) (as amended, the “Registration Statement”) filed with the Commission under the Securities Act; and

(b)	the prospectus, included in the Registration Statement and the final prospectus supplement, dated June 24, 2015, relating to the offering of the Securities, in the form filed with the Commission under the Securities Act (together, the “Prospectus”).

Other than the documents expressly referred to above in this paragraph 2 (the “Documents”), we have not reviewed any other document. We have assumed that the Documents contain all information required for the purposes of this opinion letter and as a basis for the opinions expressed herein, and there is no information contained in any other document which has not been provided to us for our review and which would, if so provided or disclosed, require us to amend or vary this opinion letter or make any further inquiry or investigation which would, in our judgment, be necessary or appropriate, for the purposes of expressing the opinions set forth herein.

3.	This opinion is in respect of the statements in the Prospectus under the section “Material Tax Considerations - Material Singapore Tax Considerations”, comprising the subsections “Dividend Distributions”, “Gains on Disposal of Our Shares”, “Stamp Duty”, “Estate Duty” and “Tax Treaties Regarding Withholding Taxes”. No opinion may be inferred or implied except as expressly stated in this opinion letter and such opinions as expressed must be read in conjunction with the assumptions, limitations, exceptions and qualifications as set forth herein.

4.	The facts, as we understand them, and upon which with your permission we rely in rendering the opinion herein, are set forth in the Registration Statement and Prospectus.

Opinion

5.	Based on such facts and subject to the limitations set forth in the Registration Statement and Prospectus, the statements of law and legal conclusions in the Prospectus under the section “Material Tax Considerations - Material Singapore Tax Considerations”, comprising the subsections “Dividend Distributions”, “Gains on Disposal of Our Shares”, “Stamp Duty”, “Estate Duty” and “Tax Treaties Regarding Withholding Taxes”, constitute the opinion of Rajah & Tann Singapore LLP as to the material Singapore tax consequences of an investment in the Securities.

Assumptions and Qualifications

6.	We assume that the Company will be a tax resident of Singapore, i.e. the control and management of the Company will be in Singapore, and all board meetings of the Company will be held in Singapore.

7.	Our opinion herein relates solely to the effect on the subject transaction of the tax laws of Singapore as at 9.00 a.m., Singapore time, on the date of this opinion letter. We have made no investigation into, and do not express or imply any views on, any laws of any other jurisdiction.

8.	We do not assume any responsibility for updating this opinion letter after the date hereof in respect of any matters, events or other developments which were not made known or otherwise disclosed to us prior to the issuance of this opinion letter or which had not occurred as of the date hereof, or of any changes in the tax laws of Singapore subsequent to the date hereof.

9.	This opinion letter is given on the basis that it will be, and is governed by, and construed in accordance with, the laws of Singapore, and all matters arising under or in connection with this opinion letter shall be referred exclusively to the Singapore courts. Our opinion is limited to the matters expressly stated in this opinion letter.

9.	A person who is not a party to this opinion letter has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore, to enforce any provision of this opinion letter.

10.	We hereby consent to the incorporation by reference of this opinion as an exhibit to the Registration Statement and to the use of our name under the section “Material Tax Considerations - Material Singapore Tax Considerations” and under the section “Legal Matters” in the Registration Statement and Prospectus. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

11.	This opinion is strictly limited to the matters expressly stated herein and is not to be read as extending by implication to any other matter in connection with the Offering including without limitation any other documents which may be executed and delivered in connection with any transaction contemplated thereunder. This opinion letter shall not be circulated to, or relied upon by, any other person or quoted or referred to in any public document or filed with any governmental body or agency without our prior written consent, except that the addressees may disclose this opinion letter to (a) governmental regulatory agencies having jurisdiction over such addressee to the extent that disclosure of this opinion letter is required by applicable statutes, rules or regulations and (b) designated persons pursuant to any order or legal process of any court or governmental agency or authority of competent jurisdiction, provided in each case that prior written notification of such disclosure is given to us. Rajah & Tann Singapore LLP owes no duty or liability to any person other than the addressees of this opinion.

Yours faithfully,

/s/ Rajah & Tann Singapore LLP

RAJAH & TANN SINGAPORE LLP

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